Exhibit 5.7

SUZANNE C. ODOM
Direct:	(505) 986-2659
Cell:	(505) 699-4253
Email:	sco@montand.com
www.montand.com

April 12, 2017

Quorum Health Corporation

1573 Mallory Lane

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as special New Mexico counsel to Quorum Health Corporation (the “Company”), and the New Mexico Guarantors (as defined below), each organized and existing under the laws of the State of New Mexico, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $400,000,000 aggregate principal amount of the Company’s 11.625% senior notes due 2023 (the “Exchange Notes”) that are to be general senior unsecured obligations of the Company and unconditionally guaranteed on a senior unsecured basis by certain of the Company’s current and future domestic subsidiaries, including the New Mexico entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “New Mexico Guarantors”). The Exchange Notes are to be issued pursuant to an indenture (the “Original Indenture”), dated as of April 22, 2016, by and between the Company and Regions Bank (the “Trustee”), and as supplemented by the first Supplemental Indenture, dated as of April 29, 2016, by certain of the guarantors and acknowledged by the Trustee and the Company (the “First Supplemental Indenture”) and the second Supplemental Indenture, dated as of December 28, 2016 by QHCCS, LLC and acknowledged by the Trustee and the Company (the “Second Supplemental Indenture,” and together with the Original Indenture and First Supplemental Indenture, the “Indenture”).

The Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 11.625% senior notes due 2023 in accordance with the terms of a Registration Rights Agreement, dated as of April 22, 2016, by and among the Company and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers (the “Original Registration Rights Agreement”), the related Registration Rights Joinder, dated as of April 29, 2016, by and among the Company, the guarantors party thereto, and Credit Suisse (the “First Joinder”) and the related Registration Rights Joinder, dated as of December 28, 2016, by and among the Company, QHCCS, LLC as guarantor, and Credit Suisse (the “Second Joinder”, and together with the Original Registration Rights Agreement and the First Joinder, the “Registration Rights Agreement”).

REPLY TO:

325 Paseo de Peralta

Santa Fe, New Mexico 87501

Telephone (505) 982-3873 ● Fax (505) 982-4289

Post Office Box 2307

Santa Fe, New Mexico 87504-2307

Quorum Health Corporation

April 12, 2017

We call to your attention the fact that our representation of the Company and New Mexico Guarantors is limited to those matters specifically referred to us and that we did not participate in the negotiation or preparation of any of the documents described below and have not advised the Company or the New Mexico Guarantors with respect to such documents or transactions contemplated thereby.

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the articles of incorporation and bylaws for each New Mexico Guarantor;

(ii) the certificate with respect to various factual matters signed by an officer of each of the New Mexico Guarantors and dated the date of this opinion (the “Officers’ Certificate”);

(iii) Certificates of Good Standing issued by the New Mexico Secretary of State, dated April 10, 2017;

(iv) the Registration Rights Agreement;

(v) the Indenture;

(vi) the form of Exchange Notes;

(vii) the Registration Statement; and

(viii) the prospectus contained within the Registration Statement (the “Prospectus”).

Assumptions

1. Our opinions in Opinion paragraph 3(a) are based solely on the statements contained in the Officer Certificate.

2. For the purposes of this opinion, we have assumed the genuineness of all signatures of persons signing all documents in connection with which this opinion is rendered, the legal capacity of natural persons, and the authority of such persons signing on behalf of the parties thereto other than the New Mexico Guarantors. We have additionally assumed as follows:

a. Each party to the agreements covered by this opinion (other than the New Mexico Guarantors) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements enforceable against it.

b. Each party to the agreements covered in this opinion (other than the New Mexico Guarantors) has legal existence.

Quorum Health Corporation

April 12, 2017

c. The agreements covered by this opinion have been duly authorized by all necessary corporate/limited liability company/partnership or other action on the part of all parties (other than the New Mexico Guarantors) and have been duly executed and delivered by, and are valid as to, binding upon and enforceable against all such other parties.

d. Persons acting on behalf of the parties to the documents referred to in this opinion (other than the New Mexico Guarantors), including agents and fiduciaries, are duly authorized to act in that capacity.

e. Each document submitted to us for review is accurate and complete, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

f. Each of the documents referred to in this Opinion will be in the form reviewed by us.

g. There has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence, and the conduct of the parties to the agreements covered by this opinion has complied with any requirement of good faith, fair dealing and conscionability.

Qualifications

In addition to the assumptions set forth above, the opinions set forth above are limited to the matters set forth in the Opinions section of this letter and are also subject to the following qualifications:

(i) We express no opinion as to the enforceability of any of the Notes Documents against any party thereto including the New Mexico Guarantors.

(ii) We express no opinion as to the compliance of the Notes Documents with the United States Securities Act of 1933 or the Securities and Exchange Act of 1934.

(iii) We express no opinion as to the laws of any jurisdiction other than the laws of the State of New Mexico.

(iv) The Law covered by the opinions expressed in this letter is limited to the law of the State of New Mexico. For purposes of this letter, the law (“Law”) is the statutes, the judicial and administrative decisions and the rules and regulations of the governmental agencies of New Mexico, but not including its “blue sky” laws and regulations and Local Law. Local law (“Local Law”) is the ordinances, the administrative decisions, and the rules and regulations of counties, towns, and municipalities and special political subdivisions (whether created or enabled through legislative action at the federal or state level), and judicial decisions to the extent that they deal with any of the foregoing.

Quorum Health Corporation

April 12, 2017

Opinions

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) each New Mexico Guarantor is validly existing and in good standing under the laws of the State of New Mexico.

(2) each New Mexico Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

(3) The execution and delivery by each New Mexico Guarantor of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, (a) have been duly authorized by all requisite action on the part of each New Mexico Guarantor and (b) do not violate (i) the organizational documents of such New Mexico Guarantor or (ii) any law, rule or regulation of the State of New Mexico.

This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

MONTGOMERY & ANDREWS, P.A.

/s/ Suzanne C. Odom

By: Suzanne C. Odom, Esq.

Quorum Health Corporation

April 12, 2017

Schedule I

New Mexico Guarantors

Name of New Mexico Guarantor	State of Organization

Deming Hospital Corporation	New Mexico

San Miguel Hospital Corporation	New Mexico